                                                                   EXHIBIT 10.50




November 13, 2001

Susan Evans Ph.D.



Dear Sue:

We are pleased to formally extend to you an offer of employment for the position of Vice President Product Development with Caliper Technologies Corp. (Caliper). In this position you will report to me.

The primary responsibilities of this position include: developing the infrastructure and directing the technical activities of the product development function from product conception through transition to manufacturing. These activities include instrument engineering, software engineering, assay development and product microfluidics through all the stages of the product lifecycle for successful delivery. In this position you will be a company officer and a member of the executive team with additional responsibility for contributing to the strategic planning and management of the company

To compensate you for your efforts in this position, you will receive a compensation package including base salary, performance bonus, stock options and a comprehensive benefits plan.

BASE SALARY: your base salary will be $20,417 per month (equivalent to $245,004 per annum), subject to standard payroll deductions and withholdings. This position is classified as exempt.

PERFORMANCE BONUS: you will be eligible for an annual bonus under the Caliper performance bonus plan beginning January 1, 2002. In the position you have been offered, your annual bonus opportunity would be equal to 40% of your annualized base salary. Actual payment of this bonus is subject to your performance and the performance of the company during the year.

EQUITY: I will be recommending to the board of directors the approval of a stock option grant for 175,000 shares of Common Stock of Caliper. The price per share for this option will be fixed based on the closing sales price (or closing bid, if no sales are reported) on the last trading day prior to the date of grant. It is our intent to have your date of grant be your first day of employment. The shares subject to this option will vest over a four-year period with 25% of the shares vesting one (1) year from your start date, and thereafter the shares shall vest at a rate of 1/48th of the shares per month at the end of each of the remaining 36 months. The option will be granted pursuant to the Company's 1999 Equity Incentive Plan.

EMPLOYEE STOCK PURCHASE PLAN: Based on an anticipated start date after November 20, 2001, you will be eligible to participate in Caliper's Employee Stock Purchase Plan effective June 1, 2002.

Susan Evans
November 13, 2001
Page 2


BENEFITS: you will receive all the employment benefits available to full time, regular exempt employees of the Caliper. These benefits include medical, dental, vision and life insurance plans including a term executive life insurance policy with a benefit of $500,000 and an executive life insurance benefit of an additional $500,000, for which the premiums are paid 100% by the Company, accrual of fifteen days vacation during the year, eleven paid holidays, five days flexible time off, five days sick leave and a 401(k) plan.

RELOCATION: It is our understanding that you have not completed your relocation to the San Francisco Bay Area. To assist you in this activity, the company will provide you with relocation assistance. Please see the attached summary of Caliper Technologies Corp. Relocation Coverage Your relocation must occur within four years of date of employment.

CHANGE OF CONTROL: In this position, you will be eligible for compensation protection should your employment terminate due to a Change of Control. The terms of this protection are:

      Severance Pay:

      If your employment is terminated (including a Constructive Termination) during the 13 months following a Change of Control for any reason other than for Cause, then if you execute an effective waiver and release of all claims, you will receive monthly consulting payments equal to your base salary at time of termination for 12 months or until employed by another company, whichever is less, and to the extent and for so long as (but not to exceed 12 months) you are not eligible to receive comparable health insurance coverage from another employer, Caliper Technologies Corp. will provide you and your eligible dependents with COBRA continuation of coverage, at its expense provided that you completes the requisite forms to elect and obtain such continued coverage in timely manner.

      Equity:

      In addition to the vesting acceleration provisions stated in the Company's 1999 Stock Option Plan if your employment is terminated (including without limitation Constructive Termination) during the 13 months following a Change of Control for any reason except for Cause, then on the date of termination you will receive accelerated vesting of 30 months for all outstanding stock options. Acceleration of vesting will not be available or provided, however, if the Change of Control is to be a "pooling of interests" transaction and the Company's outside auditors determine that such acceleration of vesting would prevent the Company from participating in a "pooling of interests" transaction.

In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof. If you do not have these documents, please contact me prior to your first day of employment.


Your employment with Caliper is voluntarily entered into and you are free to resign at any time. Similarly, Caliper is free to conclude an employment relationship where it believes it is in its interest at any time. While we hope our relationship will be mutually beneficial, it should be recognized that neither you, nor we have entered into any contract of employment expressed or implied. Our relationship is and always will be one of voluntary employment "at will".

Susan Evans
November 13, 2001
Page 3


As an employee of Caliper you will have access to confidential information and you may, during the course of your employment, develop information or inventions that will be the property of Caliper. To protect the interests of Caliper, you will be required to sign the Company's Proprietary Information and Inventions Agreement as a condition of your starting employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.

This offer letter is an offer of employment and is not intended and shall not be construed as a contract proposal or contract of employment.

This written offer constitutes all conditions and agreements made on behalf of Caliper Technologies Corp. and supersedes any previous verbal commitments by the Company. No representative other than myself has any authority to alter or add to any of the terms and conditions herein.

Please contact Richard Butts or me if you have any questions and/or to indicate your response to this offer. Upon your acceptance please sign and return the original while retaining the copy of this offer for your records. You may also send your signed copy to our confidential fax number: 650-623-0504. I have also enclosed a Proprietary Information and Inventions Agreement. This employment offer expires on November 20, 2001 at 5:00 pm PST.

We believe we are far along in the process of assembling a "world class" team and a broad and deep technology and product portfolio. Your experience and talents will be a strong addition. We hope that you will join us in building a preeminent company.

Regards,

/s/ Daniel L. Kisner
---------------------

Daniel L. Kisner, M.D.
Chief Executive Officer & President



Accepted:  /s/ Sue Evans                  Date: 12/13/01
          --------------------            --------------------------------------

Enclosures

CALIPER TECHNOLOGIES CORP. RELOCATION COVERAGE

The following information concerning moving procedures is intended to assist you in arranging for the relocation of your household effects.

-     MOVING

      -     GENERAL

      - Caliper Technologies Corp. will pay for packing and transporting your household goods. Unpacking, storage, delivery from storage, and replacement value insurance coverage are included in the service.

      - Household goods will be moved from one location at origin to one location at destination with allowance for thirty (30) days of temporary storage.

      - Household goods include such items as furniture, linen, bedding, china, silverware, rugs, appliances, kitchen utensils, clothing and hand tools.

      - Maximum amount of weight for the movement of household effects shall be limited to 50,000 pounds and two drivable cars.

-         ARRANGEMENTS

      - Caliper Technologies Corp. has a selected moving company, Ace Relocation Systems/Atlas Van Lines (carrier) will establish dates for packing, loading and deliver in conjunction with you. Normally, the carrier needs two weeks notice to schedule a move.

      - Please advise Human Resources Department of your moving date and where you may be reached after the date.

      - If a problem should arise with your move, immediately call Human Resources for assistance.

-        INSURANCE COVERAGE

      - Ace Relocation Systems/Atlas Van Lines will provide replacement value insurance coverage to completely protect your household goods while en route or in temporary storage. (Coverage is based on $3.50 per pound of actual weight shipped).

      - Antiques and articles of high or special value requiring special handling or additional insurance will be your responsibility.

-        PACKING AND UNPACKING

      - The carrier must pack your furnishings and provide crating where necessary. Items packed by you may not be covered by the carrier's liability. If you wish to pack certain items, we suggest you discuss liability coverage for those items with the carrier.

      - A responsible member of your family should be present during packing and loading. The carrier and Caliper. are liable only for articles included on the carrier's inventory. The carrier and Caliper are not responsible for any articles left in your residence.

      - A responsible member of your family should be present when the carrier's van is unloaded. If there are noticeable shortages or damage caused by the carrier upon delivery, such notations should be noted on the bill of lading or inventory list at the time of unloading. Claims against the carrier are more difficult to support if damage or missing items are not reported at the time of delivery.

      -     The carrier will unpack all cartons packed by them at your request.

      - It is the carrier's responsibility to place the furniture and cartons in your new residence as indicated.

-         STORAGE

      - If necessary, Caliper will pay for one month's storage normally at or near the Destination City. Storage includes warehouse handling, one month's storage, and a single delivery to the new residence.

-     MISCELLANEOUS

      -     Appliances

            - Due to age and wear of parts, household appliances (including televisions, radios, etc.) are susceptible to damage from vibration in transit. Therefore, neither Caliper nor the carrier can assume responsibility for malfunctioning of any appliances except where there is observable damage to the appliance. Appliance removal and installation at origin and destination will be paid by the employee.

                  -     Freezers, frozen food and refrigerators.

                  - Please discuss the proper handling of these items with the carrier. Carriers will not normally transport a loaded freezer, not only because of potential food spoilage, but also because of potential contamination of the freezer.

                  - Caliper will not assume special charges for handling a loaded freezer. Neither the carrier nor Caliper will assume liability for food spoilage.

                  - Refrigerators must be cleaned and dried inside before moving to prevent contamination (24 hours prior to loading is recommended).

-     Articles not acceptable by carriers.

      - Carriers will not accept for transportation: flammable materials, explosives, acids, or any other article liable to impregnate or otherwise damage carrier's equipment or other property loaded in the carrier's van. Aerosol containers cannot be shipped.

      - Carriers will not accept items which cannot be taken from the employee's premises without causing damage to the premises or to the item itself.

      -     Consult the carrier on items likely to fall within these exclusions.

-    INCOME TAX

      - Moving costs paid by Caliper on behalf of an employee are not considered taxable income. However, these IRS Regulations are subject to change. Therefore, questions regarding taxable income should be referred to your tax consultant. Items that are determined by our accounting department to be taxable will be grossed up by 65 percent.
-    NON - REIMBURSABLE EXPENSES

      - Expenses incurred for the following items will not be reimbursed by Caliper Technologies Corp.:

            -     House Cleaning

            -     Removing or installing drapery rods, et cetera

            - Transporting boats, major recreation or hobby equipment, machine tools (except as noted in B. HOUSEHOLD GOODS), building supplies, automobile parts, firewood, live plants, wine collections and other items not usually considered household furnishings

            - Dismantling gym sets or removing permanently installed gym sets.

            -     Transporting or boarding of animals or livestock.

            -     Lifting or installing wall to wall carpeting

            -     Rug cleaning

            - Hanging mirrors, pictures or other items involving special charges by the carrier.

            -     Removing or installing television antennas and dishes.

            -     Expedited service or exclusive use of carrier's van.

            - Any other services for which a carrier may assess a special charge.

-    BILLING CHARGES

      - The carrier will bill Caliper for all allowable transportation and packing charges incurred in relocating your household goods.

- CLOSING COSTS - SELLER

      - Broker's commission and or sale discounts to buyer up to 6% of the selling price for both.

      -     Attorney's fees.

      -     Transfer fees.

      -     Title fees.

      -     Termite inspection.

      -     Property survey.

-     CLOSING COSTS - BUYER

      - Loan origination fees, discounts, etc. not to exceed 2.0 points based on the loan amount.

      - Appraisal, inspection, document preparation, tax service, express courier service, wire, notary fees and the like.

      -     Credit report.

      -     Title insurance, search, etc.

      -     Inspections

      -     Attorney's fees not to exceed 1% of sale price.

Requests for further information or assistance should be addressed to:

Richard Butts
Human Resources Department
605 Fairchild Drive
Mountain View, CA 94043
650 623 0520
Richard.butts@calipertech.com

November 28, 2001


Susan Evans Ph.D.



Re: Addendum to offer of employment from Caliper Technologies Corp.


Dear Sue:

In addition to the terms and conditions stated in our offer of employment dated November 13, 2001, we add the following.

 BENEFITS

      -     You will accrue vacation leave at the rate of 1.6667 days per month.

      - At the start of your employment, your vacation leave balance will be set up with 10 days of leave prior to the above accrual. However, your maximum leave accrual at the end of 2002 will be 20 days.

      - It is understood and agreed that you will be taking two weeks vacation leave for a family vacation commitment in late April or early May.

RELOCATION

      - Temporary Living As part of your relocation the company will reimburse you for up to six months of temporary living expenses covering apartment and furniture rental.

            Until your personal automobile is shipped from Lake Forest a we will reimburse you for the cost of a rental car. Arrangements will be made to ship your automobile shortly after the start of employment. Upon your start of e or transportation of my personal vehicle to the area.

      -     House Hunting Travel

            The company will arrange for air transportation for your husband to travel from Chicago to San Francisco for the purpose of two (if needed) house hunting.

      -     Trips to Lake Forest, Illinois

            If needed, the company will reimburse you for the cost air transportation to and from your home in Lake Forest until your home is sold and your husband has relocated to the San Francisco Bay Area. This is limited to one trip per month for up to six months.

      -     Moving Expenses

            We are waiving the household goods weight limit.

            If an additional cost is incurred for the use of secondary moving trucks due to access restrictions to your new house this will be reimbursed as part of your relocation package.

Susan Evans
Employment Offer Addendum

November 28, 2001
Page two

      -     Income Tax Gross Up

            Moving costs paid by Caliper on behalf of an employee are not considered taxable income. However, these IRS Regulations are subject to change. Therefore, questions regarding taxable income should be referred to your tax consultant. Items that are determined by our accounting department to be taxable will be grossed up by 75 percent.

      -     Duel Mortgage Protection

            Based on your taking all reasonable steps to sell your home in Lake Forest at a reasonable market price the company will provide reimbursement for the actual cost of your Lake Forest mortgage and property taxes for up to three months following the start of any mortgage commitment for a primary residence in the San Francisco Bay Area. The maximum for this protection is capped at $3,500 per month.

SEVERANCE

      If your employment with Caliper Technologies Corp. is terminated involuntarily within 12 month of the start of your employment severance payments are agreed as follows: Termination for Cause, No severance; Constructive discharge or involuntary termination, base salary for 12 months or until you are employed by another company as a regular employee or consultant, whichever is less. If your termination is connected with a change of control, severance payments will be as stated in your original offer letter.

START DATE

      As I am sure you are aware we are anxious for you to join our team. However, we recognize issue of completing the work you have started, the holidays and the economics of leaving your current employer just prior to qualification for your bonus. We could agree with a start date of February 4, 2002 if you would be amenable to reviewing some background, planning and project information under Confidentiality Agreement prior to this start date.

If you have any questions regarding this addendum please contact Richard Butts or myself. Once again, we believe your addition to our management team will great for you and Caliper Technologies.

Regards,

/s/ Daniel L. Kisner
-----------------------
Daniel L. Kisner, M.D.
Chief Executive Officer & President



Accepted:  /s/ Sue Evans                      Date: 12/13/01
          --------------------------------    ----------------------------------